EXHIBIT 99.1

STORE Capital Increases Quarterly Dividend 6.9%

Annualized dividend increases $0.10 per share to $1.54

SCOTTSDALE, Ariz., September 13, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.3850 per share for the third quarter ending September 30, 2021. On an annualized basis, this dividend of $1.54 per common share represents an increase of $0.10 per share over the previous annualized dividend. The dividend will be paid on October 15, 2021 to STORE Capital stockholders of record as of the close of business on September 30, 2021.

“Since we went public in 2014, STORE has delivered an attractive compounded annual total return to shareholders of 14.5% and our dividend has always been an important part of our total return. We are proud to be delivering a quarterly dividend increase of 2.5 cents per share to our shareholders, equating to 10 cents per share annualized – our highest per share increase since we became public. This dividend increase demonstrates our confidence in our growth strategy and the strength of our cash flows,” said Mary Fedewa, STORE Capital’s President and Chief Executive Officer.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,700 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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